                                                       EXHIBIT 10(hh)







                        AQUARION COMPANY




                         --------------
                         NOTE AGREEMENT
                         --------------








                   Dated as of January 4, 1994





                           $10,000,000


             5.95% Senior Notes due January 4, 1999

                        TABLE OF CONTENTS


                                                             PAGE

SECTION 1.  PURCHASE AND SALE OF NOTES......................    1

     1.01 Issue of Notes....................................    1
     1.02 The Closing.......................................    1
     1.03 Representations and Closing Conditions............    2

SECTION 2.  PAYMENTS........................................    2

     2.01 Required Payments.................................    2
     2.02 Optional Prepayments..............................    2
     2.03 Partial Prepayment Pro Rata.......................    4

SECTION 3.  INFORMATION AS TO THE COMPANY...................    4

     3.01 Financial and Business Information................    4
     3.02 Officer's Certificates............................    7
     3.03 Accountant's Certificates.........................    7
     3.04 Inspection........................................    7
     3.05 Delivery of Certified Financial Statements........    8

SECTION 4.  COMPANY COVENANTS......................             8

     4.01 Funded Debt.......................................    8
     4.02 Liens and Encumbrances............................    8
     4.03 Distributions and Restricted Investments..........   10
     4.04 Sale of Property and Subsidiary Stock.............   11
     4.05 Merger and Consolidation..........................   12
     4.06 Transactions with Affiliates; Restricted
             Subsidiaries......................................13
     4.07 Nature of Business................................   13
     4.08 Insurance.........................................   13
     4.09 Maintenance, Etc..................................   13
     4.10 Records...........................................   13
     4.11 Incorporation.....................................   14
     4.12 Compliance with Laws..............................   14
     4.13 Payment of Expenses; Indemnification, Etc.........   14
     4.14 Taxes.............................................   15
     4.15 ERISA.............................................   15
     4.16 Sale and Leaseback of Property....................   17
     4.17 Environmental Covenant............................   18
     4.18 Rule 144 Transfer.................................   18

SECTION 5.  DEFAULT.........................................   18

     5.01 Nature of Default.................................   18
     5.02 Default Remedies..................................   20

SECTION 6.  INTERPRETATION OF THIS AGREEMENT................   21

     6.01 Terms Defined.....................................   21
     6.02 Accounting Principles.............................   29
     6.03 Directly or Indirectly............................   29
     6.04 Governing Law.....................................   29
     6.05 Rank..............................................   29
     6.06 Section Headings and Table of Contents............   29

SECTION 7.  PURCHASER'S SPECIAL RIGHTS......................   29

     7.01 Direct Payment....................................   29
     7.02 Issue Taxes.......................................   30
     7.03 Registration of Notes.............................   30
     7.04 Exchange of Notes.................................   30
     7.05 Replacement of Notes..............................   31

SECTION 8.  MISCELLANEOUS...................................   31

     8.01 Notices...........................................   31
     8.02 Reproduction of Documents.........................   31
     8.03 Purchase for Investment; ERISA....................   32
     8.04 Successors and Assigns............................   32
     8.05 Amendment and Waiver; Acquisition of Notes........   33
     8.06 Duplicate Originals...............................   33
     8.07 Payments Due on Holidays..........................   33



ATTACHMENT A...........................Payment and Communications
ATTACHMENT B...............5.95% Senior Notes Due January 4, 1999
                                               (Registered Notes)
ATTACHMENT C.......................Warranties and Representations
ATTACHMENT D...................................Closing Conditions
ATTACHMENT E.....Description of Company Counsel's Closing Opinion
ATTACHMENT F.....Description of Special Counsel's Closing Opinion
ATTACHMENT G.............................Designated Real Property
ATTACHMENT H..............................Restricted Subsidiaries
ATTACHMENT I.......................................Existing Liens

                        AQUARION COMPANY
                         835 Main Street
               Bridgeport, Connecticut 06601-2353

                     ----------------------

                         NOTE AGREEMENT

                           $10,000,000

             5.95% Senior Notes due January 4, 1999

                     ----------------------



                                     As of January 4, 1994




Nationwide Life Insurance Company
One Nationwide Plaza
Columbus, Ohio  43216


Dear Purchaser:

     AQUARION COMPANY, a Delaware corporation (the "Company"), hereby agrees with you as follows:


SECTION 1.  PURCHASE AND SALE OF NOTES

1.01 Issue of Notes

     The Company will authorize and issue $10,000,000 principal amount of its 5.95% Senior Notes due January 4, 1999 (the "Notes"). The Notes will be in the form of the Notes set out in Attachment B (the "Registered Notes").

1.02 The Closing

     The Company agrees to sell to you and you agree to purchase from the Company, in accordance with the provisions of this Agreement, the entire $10,000,000 aggregate principal amount of the Notes, at par. The closing of your purchase will be held at 10:00 a.m. on January 4, 1994 or such other date as shall have been agreed to by you and the Company (the "Closing Date") at the office of Tyler Cooper & Alcorn, New Haven, Connecticut. On the Closing Date, the Company will deliver to you a Registered Note or

Registered Notes, as applicable, in the principal amount or amounts of your purchase or purchases, dated the Closing Date and payable to you, against payment in immediately available funds.

1.03  Representations and Closing Conditions

     To induce you to enter into this Agreement and to purchase the Notes, the Company makes the warranties and representations set forth in Attachment C, effective as of the date of the Company's execution of this Agreement. Your obligation to purchase the Notes at the closing is subject to the satisfaction of all of the conditions precedent listed in Attachment D.


SECTION 2.  PAYMENTS

2.01  Required Payments

     Until the Notes are paid in full, the Company will pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal amount of the Notes from the date of the Note at the rate of 5.95% per annum, payable semi-annually on the first day of July and of January in each year, commencing July 1, 1994. The entire outstanding principal amount and interest shall be due and payable on January 4, 1999.

2.02  Optional Prepayments

     (a) The Company may prepay the Notes in whole or in part at any time, at the option of the Company, by payment of the designated principal amount to be prepaid with interest accrued to the date of prepayment and the Make Whole Premium Amount attributable to the amount of such prepayment.

     (b)  In case:

           (i) at any time the Company shall have requested in writing the consent of each holder of the Notes for the Company or any Subsidiary to take any action otherwise prohibited or restricted by Sections 4.01 through 4.07 or 4.16 hereof, solely in order to permit the Company or such Subsidiary to take such action and not in whole or in part, directly or indirectly, for the purpose of prepaying the Notes or any part thereof, and shall have furnished to the holders of the Notes at the time outstanding such information with respect to such action as any such holder may reasonably request; and

          (ii) within forty-five (45) days after the mailing of such request, the Company shall not have received

                                    2.

               the written consent to such action of the holders of at least 66-2/3% in aggregate principal amount of all Notes at the time outstanding (excluding Notes owned by the Company and its Affiliates), and if such action is a sale by the Company of its Property as an entirety or substantially as an entirety, or a consolidation or merger to which the Company is to be a party, then, in any such event, at the time of giving notice of prepayment as provided in Section 2.02(d), the Company shall have on hand a bona fide proposal for such sale, consolidation or merger;

          then, notwithstanding Sections 4.01 through 4.07 or 4.16, the Company may take any such action within one hundred and ninety-five (195) days of such request if the Company shall give the notice provided in Section 2.02(d) and concurrently with the consummation of such action, prepays in full the Notes held by all holders who shall not have so given their consent, such prepayment to be made at the principal amount of the Notes so prepaid, together with interest accrued to the date of prepayment and the Make Whole Premium Amount attributable to such prepayment; provided that if such action is not consummated within one hundred and ninety-five (195) days after the request, such prepayment may not be made by the Company and the principal amount of the Notes specified for such prepayment in the notice thereof shall not, by reason of such notice, mature and become due and payable on the date fixed for such prepayment. If such action involves a merger or consolidation in which the Company is not the surviving corporation, or is a sale by the Company of its Property as an entirety or substantially as an entirety, then for the purposes of subdivision (ii) of this Section 2.02(b), the consent of any holder of the Notes shall be conditioned upon the effective assumption in writing by the purchasing or surviving Person, as the case may be, of all of the Company's obligations under this Agreement and the Notes in accordance with the terms hereof and thereof.

     (c) In case the Company shall elect to rely on the last paragraph of Section 4.04 in the event of a sale, lease, transfer or other disposition of any Property, then (unless the Consolidated Funded Debt to be prepaid pursuant to such paragraph had been directly secured by the sold, leased, transferred or disposed of assets and such security interest was not incurred by the Company in anticipation of such sale, lease, transfer or disposition) the Company shall mail a notice of such election at least forty-five (45) days prior to the date the Company intends to use the proceeds of such sale,


                                      3.

          lease, transfer or other disposition in accordance with
          Section 4.04 to reduce outstanding Consolidated Funded Debt. In such case each holder of Notes shall have the option, exercisable by written notice to the Company within thirty (30) days of the mailing of the Company's notice, to require prepayment of the Notes held by such holder at the principal amount of the Notes to be prepaid, without premium, together with interest accruing to the date of prepayment, on a pro rata basis with the Consolidated Funded Debt being paid.

     (d) The Company will give notice of any optional prepayment of the Notes to each holder of Notes at least five (5) days before the date fixed for prepayment, specifying
          (1) such date, (2) the section of this Agreement under which the prepayment is to be made, (3) the principal amount of the Notes and of such holder's Notes to be prepaid on such date, and (4) the estimated Make Whole Premium Amount, if any, and accrued interest applicable to the prepayment, provided that the Make Whole Premium Amount shall be calculated as of a date not more than thirty (30) days before the date of prepayment and the Company will, at least two Business Days before the prepayment, give each holder of Notes a supplemental notice specifying the date as of which the calculation was made and setting forth the details of such calculation. Upon the giving of a notice of prepayment, the principal amount of the Notes designated for prepayment shall become due and payable on the date fixed for prepayment in such notice.

2.03 Partial Prepayment Pro Rata

     If there is more than one Note outstanding, the principal amount of each optional partial prepayment of the Notes (except a prepayment of some, but not all, of the Notes under Section 2.02(b) or 2.02(c)) will be allocated among the Notes at the time outstanding in proportion, as nearly as practicable, to the respective outstanding principal amounts of the Notes.


SECTION 3.  INFORMATION AS TO THE COMPANY

3.01 Financial and Business Information

     The Company will deliver to you, if at the time you or your nominee holds any Notes (or if you are obligated to purchase any Notes), and to each other holder of outstanding Notes (and, upon the request of any holder of the Notes, to any prospective transferee of any Notes):

                                4.

     (a) Quarterly Statements - within forty-five (45) days after the end of each of the first three quarterly fiscal periods in each fiscal year of the Company, two copies of

           (i) consolidated balance sheets of the Company as at the end of such quarter; and

          (ii) consolidated statements of income, shareholders' equity, and cash flows of the Company for that quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, accompanied by a certificate signed by the principal financial officer of the Company stating that such financial statements present fairly the financial condition of the companies being reported upon and have been prepared in accordance with generally accepted accounting principles consistently applied, except as set forth in such certificate;

     (b) Annual Statements - within ninety (90) days after the end of each fiscal year of the Company, four copies of:

           (i) consolidated balance sheets of the Company as at the end of that year, and

          (ii) consolidated statements of income, shareholders' equity, and cash flows of the Company for that year,

          setting forth in each case in comparative form the figures for the previous fiscal year and, in the case of consolidated balance sheets and statements, accompanied by an opinion of a firm of independent certified public accountants of recognized national standing, stating that such financial statements present fairly the financial condition of the companies being reported upon and have been prepared in accordance with generally accepted accounting principles consistently applied (except for changes in application in which such accountants concur) and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and accordingly included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

     (c) SEC and Other Reports - promptly upon their becoming available, one copy, if any, of each periodic report
          (including Form 8-K, 10-K and 10-Q), proxy statement and registration statement or prospectus relating to

                                   5.

          Securities of the Company filed with, delivered to or received in connection therewith from any securities exchange, the Securities and Exchange Commission or any successor agencies;

     (d) Notice of Event of Default - immediately upon becoming aware of the existence of any Event of Default, a written notice describing its nature and any action with respect thereto taken or contemplated to be taken by the Company, BHC or any Restricted Subsidiary;

     (e) Notice of Claimed Default; Litigation Notice - immediately upon becoming aware that the holder of any Note or of any other evidence of indebtedness or other Security of the Company, BHC or any Restricted Subsidiary has given notice (or taken any other action) with respect to a claimed default, breach, Event of Default, or any claim, action, or administrative proceeding pending or, to the knowledge of the Company, BHC or any Restricted Subsidiary, threatened against or affecting the Company, BHC or any Restricted Subsidiary in any court or before any governmental authority or arbitration board or tribunal which might materially and adversely affect the Property, business, franchises, prospects, profits or condition (financial or otherwise) of the Company and its Restricted Subsidiaries, taken as a whole, the rates to be charged by BHC or the valuation of BHC's Property for rate-making purposes, or the ability of the Company to perform this Agreement or the Notes, a notice describing the notice given (or action taken) and the nature of the claimed default, breach, or Event of Default or the claim, action or administrative proceeding pending or threatened and any action with respect thereto taken or contemplated to be taken by the Company, BHC or any Restricted Subsidiary;

     (f) Notice of Regulatory Action - promptly upon receipt thereof, copies of any notices received from Federal or state regulatory agencies relating to an order, ruling, statute, other law or information which might materially and adversely affect the Property, business, franchises, prospects, profits or condition (financial or otherwise) of the Company and its Restricted Subsidiaries, taken as a whole, the rates to be charged by BHC or the valuation of BHC's Property for rate-making purposes, or the ability of the Company to perform this Agreement or the Notes; and

     (g) Requested Information - with reasonable promptness, any other data and information which may be reasonably requested from time to time, and any information required by Rule 144A(d)(4) under the Act to be provided to a holder or prospective purchaser of any Notes.

                                  6.

3.02 Officer's Certificates

     With each set of financial statements delivered pursuant to
Section 3.01(a) or 3.01(b), the Company will deliver a certificate signed by its principal financial officer or its Treasurer and setting forth:

     (a) Covenant Compliance - the information required in order to establish compliance with Section 4 during the period covered by the income statements then being furnished;
          and

     (b) Event of Default - that the signer has reviewed the relevant terms of this Agreement and has made, or caused to be made, under the signer's supervision, a good faith review of the transactions and conditions of the Company and its Subsidiaries during the period covered by the income statements then being furnished and that the review has not disclosed the existence of any Event of Default or, if an Event of Default exists, describing its nature and any action with respect thereto taken or contemplated to be taken by the Company.


3.03 Accountant's Certificates

     Each set of annual financial statements delivered pursuant to
Section 3.01(b) will be accompanied by a certificate of the accountants who certify such financial statements, stating that they have reviewed this Agreement and whether, in making their audit, they have become aware of any Event of Default and, if an Event of Default exists, describing its nature.

3.04 Inspection

     The Company will permit your representatives, while you or your nominee holds any Note, or the representatives of any other holder of the Notes, at your or such holder's expense, to visit and inspect any of the Property of the Company, BHC or any Restricted Subsidiary, to examine and make copies and extracts of all their books of account, records, reports and other papers, and to discuss their respective affairs, finances and accounts with their respective officers, employees with management duties and independent public accountants, all at reasonable times and as often as may be reasonably requested to the extent you or such holder may deem necessary to familiarize yourself or themselves, as the case may be, with the financial condition of the Company.


                               7.

3.05 Delivery of Certified Financial Statements

     Concurrently with the delivery to you and to each other holder of the Notes of the certified annual financial statements pursuant to Section 3.01, the Company will mail one further copy of each such statement to:

               Securities Valuation Office
               National Association of Insurance Commissioners
               195 Broadway
               New York, New York  10007


SECTION 4.  COMPANY COVENANTS

     The Company covenants that on and after the date of this Agreement until the Notes are paid in full:

4.01 Funded Debt

     Neither the Company nor any Restricted Subsidiary will become liable for or permit any of its Property to become subject to any Funded Debt or Guaranty of Funded Debt (other than Funded Debt and Guaranties of Funded Debt to the Company or any Restricted Subsidiary, the Notes and existing Funded Debt or Guaranties of Funded Debt as of the Closing Date or any renewals, extensions and refinancings of Funded Debt or Guaranties of Funded Debt), if immediately after giving effect thereto, Consolidated Funded Debt would exceed 66-2/3% of Consolidated Total Capitalization.

4.02 Liens and Encumbrances

     Neither the Company nor any Restricted Subsidiary will
(i) cause or permit, or (ii) agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), any of its Property (other than Designated Real Property), whether now owned or subsequently acquired, to be subject to a Lien unless the Notes will be secured equally and ratably with all other obligations secured thereby, except:

     (a) Liens securing the payment of taxes, assessments or governmental charges or levies or the demands of suppliers, mechanics, carriers, warehousers, landlords and other like Persons, provided that all claims which the Liens secure are not yet due or are being actively contested in good faith and by appropriate proceedings;

     (b) Liens incurred or deposits made (A) in the ordinary course of business (including leases, zoning restrictions, easements and similar title exceptions or encumbrances) that are not incurred in connection with the borrowing of money, provided such Liens do not

                                  8.

          materially interfere with the conduct of the business of the Company and its Subsidiaries taken as a whole, (B) in connection with worker's compensation, unemployment insurance, social security and other like laws which are not currently dischargeable, or (C) to secure the performance of letters of credit, bids, tenders, sales contracts, leases, statutory obligations, surety, appeal and performance bonds, deposits and other similar obligations, security interests or transactions, in each case not incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of Property;

     (c) Attachment, judgment and other similar Liens arising in connection with court or administrative proceedings, provided that the Company or the Restricted Subsidiary
          (A) attempts in good faith to stay the execution and enforcement of such Liens, and (B) all claims which the Liens secure are being actively contested in good faith and by appropriate proceedings;

     (d)  Liens on Property of the Company or a Restricted
          Subsidiary, provided that they secure only obligations of the Company or a Subsidiary;

     (e)  Existing Liens at the Closing Date (a list of existing
          Liens of the Company or a Restricted Subsidiary in excess of $500,000 is contained in Attachment I hereto);

     (f) (i) any Lien on Property or on rights relating thereto acquired, constructed or improved by the Company or a Restricted Subsidiary after the date of this Agreement to secure any rights granted with respect to such Property in connection with the provision of all or a part of the purchase price or the cost of acquisition, construction or improvement of such Property, which Lien is created contemporaneously with, or within eighteen (18) months after, such acquisition or the completion of such construction or improvement;

               (ii)any Lien on Property existing on such Property at the time of acquisition thereof by the Company or a Restricted Subsidiary;

         (iii) any Lien existing on the Property of a Person at the time such Person becomes a Restricted
               Subsidiary; or

          (iv) any Lien on Property or the capital stock of a Subsidiary created at the time of its acquisition

                                9.

               by the Company or a Restricted Subsidiary to secure all or a part of the purchase price;

          provided, however, that with respect to Liens described in clauses (i) and (iv) above, (A) each such Lien is confined solely to the Property so acquired, constructed or improved, and (B) the aggregate amount of the obligations secured by all such Liens on any particular Property at any time acquired, constructed or improved by the Company or such Restricted Subsidiary, as applicable, shall not exceed the lesser of the fair market value of such Property at such time or the actual price of acquiring, constructing or improving such Property;

     (g)  Inchoate Liens arising under ERISA;

     (h) Liens incurred in connection with industrial revenue bonds, pollution control bonds, water facility bonds or similar financings; or

     (i)  Liens securing any Debt of any Utility Subsidiary.


     If any Property is subjected to a Lien in violation of this Section, the Notes shall have the benefit (to the full extent that, and with such priority as, the holders may be entitled thereto under applicable law) of an equitable Lien on such Property securing the Notes, except where the effect thereof would in any way limit a Noteholder's rights under this Agreement. Such violation of this Section shall constitute, on the terms set forth in Section 5.01, an Event of Default hereunder, whether or not any such provision is made pursuant to this Section.

4.03 Distributions and Restricted Investments

     Neither the Company nor any Restricted Subsidiary will declare, make or incur any liability to make any Distribution or make any Restricted Investment if, immediately after giving effect thereto, the sum of such Distributions and Restricted Investments (valued immediately after such action as provided in the definition thereof) would exceed the amount obtained by adding
(a) Consolidated Net Income accumulated after September 30, 1990, plus (b) $16,000,000, plus (c) the net cash proceeds received by the Company after September 30, 1990 from the issuance of additional shares of capital stock, or other Securities subsequently converted into capital stock, plus (d) repayments to the Company or its Restricted Subsidiaries after September 30, 1990 of any loans, advances, or investments which constituted Restricted Investments.


                             10.

4.04           Sale of Property and Subsidiary Stock

     Except as permitted by Section 4.05, neither the Company nor any Restricted Subsidiary will (a) sell, lease or otherwise transfer all or a substantial part of its Property (by merger, consolidation or otherwise); or (b) permit any Restricted Subsidiary to issue or transfer any shares of its stock or any other Securities exchangeable or convertible into its stock (such stock and other Securities being called "Subsidiary Stock" below), if the effect would be to reduce the direct or indirect proportionate interest of the Company in the outstanding Subsidiary Stock of the Restricted Subsidiary whose shares are the subject of the transaction; provided that these restrictions do not apply to:

     (a) the sale, lease, transfer or other disposition of Property (other than Subsidiary Stock) in the ordinary course of business;

     (b)  any such transaction if the following conditions are met:

           (i) the aggregate net book value of such Property and all other Property disposed of by the Company and its Restricted Subsidiaries (other than as permitted by any other provision of this
               Section 4.04) during any fiscal year does not exceed 15% of Consolidated Total Assets at the time of such disposition (in computing the net book value of Property disposed of during any calendar year, any sale, lease, transfer or other disposi-tion by the Company or a Restricted Subsidiary of Property shall be excluded to the extent that the net proceeds of such disposition are used to acquire, construct or improve other Property); and

          (ii) if the Property to be sold, leased, transferred, or otherwise disposed of is an interest in a Restricted Subsidiary, such disposition may be made only if the Restricted Subsidiary proposed to be sold, leased, transferred or otherwise disposed of has no continuing investment in any other Restricted Subsidiary not being simultaneously disposed of, or in the Company;

     (c) the sale, lease, transfer or other disposition of any such assets by the Company or a Restricted Subsidiary to the Company or any other Restricted Subsidiary;

     (d) the sale, lease, transfer or other disposition by the Company or a Restricted Subsidiary of Property as a result of condemnation or the exercise of the right of eminent domain or in anticipation or threat of such action;

                                    11.

     (e) the sale, lease, transfer or other disposition of all or any portion of Designated Real Property;

     (f) the sale, lease, transfer or other disposition of all or any portion of the Company's interest in SRK Holding
          Inc.; or

     (g)  the issue of directors' qualifying shares.


     Notwithstanding any other provision herein to the contrary, the Company or any Restricted Subsidiary may sell, lease, transfer or otherwise dispose of any of such assets if it offers to apply the net proceeds of such sale, lease, transfer or other disposition to reduce outstanding Consolidated Funded Debt at par; provided, however, that if such sales, leases, or transfers are used to reduce outstanding Consolidated Funded Debt, other than the Notes, then each holder of the Notes shall have the option pursuant to
Section 2.02(c) to require prepayment of the Notes held by such holder, without premium, on a pro rata basis with the Consolidated Funded Debt being paid, unless and to the extent such Consolidated Funded Debt had been directly secured by the sold, leased, or transferred or disposed of assets and such security interest was not incurred by the Company in anticipation of such sale, lease or transfer, or disposition.

4.05 Merger and Consolidation

     Neither the Company nor any Restricted Subsidiary will be a party to any merger or consolidation or sell, lease or otherwise transfer all or substantially all of its Property (other than a merger or consolidation with or sale to the Company or a Restricted Subsidiary), provided that (i) the Company may merge or consolidate with another Person and may sell, lease or otherwise transfer all or substantially all of its Property as an entirety to another Person if the surviving or acquiring Person: (A) is organized under the laws of the United States or a jurisdiction thereof,
(B) expressly assumes in writing the covenants and obligations in the Notes and this Agreement, (C) could, immediately after giving effect to the transaction, incur at least $1.00 of additional Funded Debtwithout violating the restrictions of Section 4.01, and
(D) would not be in default, immediately after giving effect to the transaction, of any covenants under this Agreement, and (ii) a Restricted Subsidiary may be a party to a merger or consolidation or sell, lease or otherwise transfer all or substantially all of its Property as an entirety, provided that, immediately after giving effect to the transaction, (a) the surviving or acquiring Person would be a Restricted Subsidiary, and (b) the Company would not be in default of any covenant under this Agreement.


                                 12.

4.06           Transactions with Affiliates; Restricted Subsidiaries

     Neither the Company nor any Restricted Subsidiary will enter into any transaction (including the purchase, sale or exchange of Property or the rendering of any service) with any Affiliate except in the ordinary course of business and upon fair and reasonable terms which, taken as a whole, are fair to the Company and its Subsidiaries and are pursuant to the reasonable requirements of the Company's or the Restricted Subsidiary's business as determined by the Company or the Restricted Subsidiary. Each Restricted Subsidiary will be maintained as a Restricted Subsidiary unless otherwise permitted by Section 4.04 or 4.05 or the last sentence of the definition of the term "Restricted Subsidiary" contained in
Section 6.01.

4.07 Nature of Business

     The Company shall not, and shall not permit any Restricted Subsidiary which is a Restricted Subsidiary on the date hereof, to engage in any business if, as a result, the Company and such Restricted Subsidiaries, taken as a whole, would not be engaged primarily in substantially the same lines of business as are engaged in by the Company and its Restricted Subsidiaries on the date hereof.

4.08  Insurance

     The Company shall and shall cause BHC and each Restricted Subsidiary to maintain insurance with responsible insurance companies in such amounts and against such risks as is customarily and reasonably carried by owners of similar business and property, and the Company will furnish you and any other holder of outstanding Notes, upon request, with full information as to the insurance carried.

4.09  Maintenance, Etc.

     The Company will maintain, preserve and keep, and will cause BHC and each Restricted Subsidiary to maintain, preserve and keep, its Properties which are used or useful in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order and from time to time will make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained, except as may otherwise be permitted under Section 4.04 or 4.05.

4.10  Records

     The Company shall and shall cause each Subsidiary to keep and maintain full and accurate accounts and records of its operations to enable the Company to prepare financial statements in accordance with generally accepted accounting principles.

                                13.

4.11  Incorporation

     The Company shall and shall cause BHC and each Restricted Subsidiary to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation, except as may otherwise be permitted under Section 4.04 or 4.05, and to qualify and remain qualified as a foreign corporation in each jurisdiction in which failure to receive or retain such qualification would have a material adverse effect on the Property, business, franchises, prospects, profits or condition (financial or otherwise) of the Company and its Restricted Subsidiaries, taken as a whole, the rates to be charged by BHC or the valuation of BHC's Property for rate-making purposes, or the ability of the Company to perform this Agreement or the Notes.

4.12 Compliance with Laws

     The Company shall, and shall cause BHC and each Restricted Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject and, maintain all licenses, permits franchises or other governmental authorizations necessary to the ownership of its Property or to the conduct of its business, the failure to comply with which (or failure to maintain) might materially and adversely affect the Property, business, franchises, prospects, profits or condition (financial or otherwise) of the Company and its Restricted Subsidiaries, taken as a whole, the rates to be charged by BHC or the valuation of BHC's Property for rate-making purposes, or the ability of the Company to perform this Agreement or the Notes.

4.13 Payment of Expenses; Indemnification, Etc.

     The Company shall:

     (a) pay the reasonable fees and disbursements of your special counsel, Tyler Cooper & Alcorn, whether or not the Notes are sold;

     (b) pay, and hold you and any other holder of outstanding Notes harmless from and against any and all present and future stamp and other similar taxes with respect to the execution and delivery of this Agreement or of the Notes and save you and any other holder of outstanding Notes harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes;

     (c) pay all costs related to modifications or consents initiated by or requested by the Company relating to this Agreement; and

                                   14.

     (d) pay all expenses, costs, outlays and attorneys' fees (including the allocated costs and expenses of your in-house counsel) of any kind and character relating to
          (i) the exchange of Notes or amendments, waivers or consents pursuant to, or the enforcement and protection of your rights under, the provisions of this Agreement or the Notes, or (ii) the enforcement of any provisions of, or the collection of amounts due you under, the Notes or this Agreement, or (iii) the preparation for, negotiations regarding, consultations concerning or the defense of legal proceedings involving any claim or claims made or threatened against you arising out of this Agreement or the Notes; provided, however, that the Company shall not be required to reimburse you for any such expenses, costs, outlays or fees incurred in connection with any action or proceeding to enforce any of the provisions of this Agreement or the Notes which a court of competent jurisdiction determines has not been undertaken by you in good faith.


     The Company's obligations under the foregoing provisions of this Section 4.13 shall survive the termination of this Agreement and the payment of the Notes.

     The Company shall obtain a Private Placement Number for the transactions contemplated by this Agreement, issued by the CUSIP Service Bureau of Standard & Poor's Corporation (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners).

4.14  Taxes

     The Company shall and shall cause BHC and each Restricted Subsidiary to pay when due all taxes, assessments and governmental charges and levies upon the Company, BHC or the Restricted Subsidiaries or the Company's, BHC's or the Restricted Subsidiaries' income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which such adequate reserves as may be required by generally accepted accounting principles have been set aside.

4.15  ERISA

     (a) The Company shall and shall cause BHC and each Restricted Subsidiary to comply in all material respects with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and will furnish to you and any other holder of outstanding Notes:

           (i) promptly after the issuance thereof, a copy of any notice by the Pension Benefit Guaranty Corporation

                                  15.

               (the "PBGC"), that it is instituting or will institute proceedings under Section 4042 of ERISA and any notice from the Internal Revenue Service of or relating to the disqualification or termination of any plan;

          (ii) at the time a decision is made with respect thereto, notice of intent to file a termination notice with the Internal Revenue Service or the PBGC with respect to any plan;

         (iii) (A)  promptly upon the Company's becoming a
                    participating employer in any Multiemployer
                    Plan (as defined in Section 3(37) of ERISA) and promptly upon the Company's becoming aware thereof, the estimated amount of any material withdrawal liability the Company would incur upon withdrawal therefrom; and

               (B) at the earlier of the time of occurrence or the time a decision is made with respect thereto, notice of complete or partial withdrawal or intent to completely or partially withdraw from any Multiemployer Plan or cessation of operations or intent to cease operations at any facility or facilities where such cessation could reasonably be expected to result in a separation from employment of more than 20% of the total number of employees who are participants under a plan;

          (iv) immediately after the Company, any Subsidiary, or a duly appointed administrator of a plan knows or has reason to know that:

               (A) a Reportable Event (as defined in Section 4043 of ERISA) has occurred which is required to be reported to the PBGC under Section 4043 of ERISA; or

               (B) a Prohibited Transaction (as such term is defined in Section 4975 of the Internal Revenue Code of 1986, as amended, or described in Section 406 of ERISA) has occurred in connection with any Pension Plan (as defined in Attachment C) or any trust created thereunder;

               a written notice specifying the nature thereof, what action the Company is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with

                                 16.

               respect thereto (provided, however, that any such notice and the contents thereof shall be strictly confidential and may not be used by or disclosed to any Person (other than your affiliates) until such time as the contents of such notice shall become publicly available); and

           (v) notice as soon as possible with respect to any plan of a failure to meet minimum funding standards established in Section 412 of the Internal Revenue Code of 1986, as amended, or of obtaining a waiver of such minimum funding standards; and, in each case, a statement of an authorized officer setting forth details as to such event or events and the action proposed to be taken with respect thereto.


     All assumptions and methods used to determine the present value of vested employee benefits under Pension Plans and the value of assets of Pension Plans shall be reasonable in the good faith judgment of the Company's actuary (who shall be an "enrolled actuary" as the term is defined in Section 103 of ERISA) and shall comply with all requirements of law.

4.16 Sale and Leaseback of Property

     Neither the Company nor any Restricted Subsidiary will enter into any sale and leaseback transaction involving Property of the Company or of a Restricted Subsidiary unless:

     (a) the term of the lease, including any renewals thereof, does not exceed five years;

     (b) the Company offers to apply the net proceeds of such sale to reduce outstanding Consolidated Funded Debt at par on a pro rata basis or to purchase, construct or improve other Property of at least equivalent value to such net proceeds;

     (c) immediately prior to such transaction, the Property could have been subjected to a Lien to secure Debt in a principal amount equal to the proceeds of such sale without violation of the restrictions contained in
          Section 4.02 of this Agreement;

     (d) any such transaction relating to Property acquired or constructed after the date of this Agreement occurs within eighteen (18) months of the date of acquisition or completion of construction;

     (e)  such transaction represents a sale by a Restricted
          Subsidiary to the Company or any other Restricted

                               17.

          Subsidiary or by the Company to a Restricted Subsidiary;
          or

     (f) the net proceeds of such sale are treated as Funded Debt and would be permitted under the restrictions contained in Section 4.01 of this Agreement.


4.17 Environmental Covenant

     The Company shall, and shall cause BHC and each Restricted Subsidiary to, use and operate all of their respective Property in compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in full force and effect and remain in compliance therewith, handle all Hazardous Materials in compliance with all applicable Environmental Laws, and promptly cure or defend any actions and proceedings relating to compliance with Environmental Laws, the violation of or failure to comply with which would materially and adversely affect the business, prospects, profits, Property or condition (financial or otherwise) of the Company or any Subsidiary, the rates to be charged by BHC, the valuation of BHC's Property for rate-making purposes or the ability of the Company to perform its obligations under this Agreement or the Notes.

4.18 Rule 144 Transfer

     The Company will, so long as you or your nominee shall hold any of the Notes, give you such information as you may reasonably require for the purpose of completing Form 144 or any other applicable form promulgated by the Securities and Exchange Commission under the Act in connection with any proposed sale by you of any of the Notes pursuant to Rule 144 or Rule 144A (or any comparable provisions) issued by the Securities and Exchange Commission under the Act including, but not limited to, (i) the name, address and telephone number of the Company, (ii) the Company's IRS identification number, and (iii) the Company's file numbers (or any required electronic data gathering, analysis and retrieval central index key, password, confirmation code or other similar codes) for filing reports under the Securities Exchange Act of 1934.


SECTION 5.  DEFAULT

5.01 Nature of Default

     An "Event of Default" shall exist if any of the following occurs and is continuing:

                                18.

     (a) Principal, Premium or Interest Payments - failure to pay principal on any Note on or before the date such principal payment is due, or failure to pay any premium or interest on any Note on or before the date the payment is due and payable and continuance of such failure to pay any premium or interest on any Note for ten Business Days, provided that any payment of principal, interest or premium made after its due date shall also include interest on the overdue amount (to the extent permitted by applicable law) at the rate of 6.95% per annum;

     (b) Breach of Company Business Covenants - failure to comply with any covenant contained in Sections 3 or 4.01 through 4.06, 4.08, 4.11, 4.12, and 4.14 through 4.16, which failure continues for more than thirty (30) Business Days after it first becomes known to any officer of the Company;

     (c) Other Breaches - failure to comply with any other provision of this Agreement, which continues for more than forty-five (45) days after notice has been given to the Company by any holder of the Notes;

     (d) Default on Indebtedness or Other Security - any event shall occur (other than the mere passage of time) or any condition shall exist in respect of any Funded Debt or under any agreement securing or relating to Funded Debt, the effect of which event or condition is to cause (or permit one or more Persons to cause) more than $5,000,000 of Funded Debt or other Securities of the Company, BHC or any Restricted Subsidiary to become due before its (or their) stated maturity or before its (or their) regularly scheduled dates of payment;

     (e) Involuntary Bankruptcy Proceedings, Etc. - a custodian, receiver, liquidator or trustee of the Company or any Restricted Subsidiary, or of any of the Property of either (other than SRK Holding Inc. or its Securities), is appointed or takes possession and such appointment or possession remains in effect for more than ninety (90) days; or the Company or any Restricted Subsidiary generally fails to pay its debts as they become due; or the Company or any Restricted Subsidiary is adjudicated bankrupt or insolvent; or an order for relief is entered under the Federal Bankruptcy Code against the Company or any Restricted Subsidiary; or any Property (other than SRK Holding Inc. or its Securities) of either is sequestered by court order and the order remains in effect for more than ninety (90) days; or a petition is filed against the Company or any Restricted Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or

                                   19.

          liquidation law of any jurisdiction, whether now or subsequently in effect, and is not dismissed within ninety (90) days after filing;

     (f) Voluntary Bankruptcy Proceeding, Etc. - the Company or any Restricted Subsidiary files a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or subsequently in effect; or consents to the filing of any petition against it under any such law; or consents to the appointment of or taking possession by a custodian, receiver, trustee or liquidator of the Company, or any Restricted Subsidiary, or of all or any part of the Property of either (other than SRK Holding Inc. or its Securities); or makes an assignment for the benefit of its creditors; or admits in writing its general inability to pay its debts as they become due;

     (g) Representations or Warranties - any of the representations, warranties, certifications or statements of the Company made herein or in any certificate, financial statement or other notice delivered pursuant hereto shall prove to be untrue or misleading as of the time made or delivered or as of the Closing Date in any material respects; or

     (h) Judgments - the Company or a Restricted Subsidiary suffers one or more outstanding final judgments against it aggregating more than $5,000,000 not covered by insurance and such judgment or judgments shall continue unsatisfied and not in good faith appealed, stayed, bonded, vacated or suspended by agreement with the beneficiary thereof, for a period of ninety (90) days.


5.02 Default Remedies

     (a)  Acceleration - If an Event of Default described in
          Section 5.01(a) exists, any holder of Notes may, at its option, exercise any right, power or remedy permitted by law, including the right, by notice to the Company, to declare the Notes held by such holder to be immediately due and payable. If any other Event of Default exists, the holder or holders of at least 35% in outstanding principal amount of the Notes (exclusive of Notes owned by the Company, Restricted Subsidiaries and Affiliates) may, at its or their option, exercise any right, power or remedy permitted by law, including the right, by notice to the Company, to declare all the outstanding Notes to be immediately due and payable. Upon each declaration,

                                  20.

          the principal of the Notes declared due shall become immediately due and payable, together with all accrued interest and together with, to the extent permitted by applicable law, the Make Whole Premium Amount, and the Company will immediately make payment, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.

          No course of dealing or delay or failure to exercise any right on the part of any holder of the Notes shall operate as a waiver of such right or otherwise prejudice such holder's rights, powers or remedies. Upon an Event of Default, the Company will pay or reimburse the holders of the Notes for all costs and expenses (including reasonable attorneys' fees) incurred by them in collecting any sums due on the Notes or in otherwise enforcing any of their rights.

     (b) Annulment of Acceleration - In the event of each declaration pursuant to Section 5.02(a), other than a declaration of acceleration pursuant to an Event of Default described in Section 5.01(a), the holder or holders of at least 66-2/3% of the outstanding principal amount of the Notes (exclusive of Notes owned by the Company, Restricted Subsidiaries and Affiliates) may annul such declaration and its consequences if no judgment or decree has been entered for the payment of any amount due pursuant to such declaration and if all sums payable under the Notes and under this Agreement (except any principal or interest on the Notes or the premium amount in Section 2.02(a) which has become payable solely by reason of such declaration) shall have been duly paid.


SECTION 6.  INTERPRETATION OF THIS AGREEMENT

6.01 Terms Defined

     As used in this Agreement (including Attachments) accounting terms shall be defined in accordance with generally accepted accounting principles except the following terms which have the respective meanings set forth below or in the Section indicated:

     Act:  means the Securities Act of 1933, as amended.

     Affiliate: means a Person (other than a Restricted Subsidiary) which directly or indirectly controls, or is controlled by, or is under common control with, the Company. The term "control" means the possession, directly or indi-rectly, of the power to direct or cause the direction of the

                              21.

     management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     Agreement: means this Note Agreement dated as of January 4, 1994 between the Company and you (including Attachments), as amended or modified from time to time.

     BHC:  means Bridgeport Hydraulic Company.

     Business Day: means a day other than a Saturday, a Sunday or, in the case of any Note with respect to which the provisions of Section 7.01 hereof are applicable, a day on which the bank designated (by the holder of such Note) to receive (for such holder's account) payments on such Note is, or banks located in the State of Connecticut are, required or authorized by law to be closed.

     Capital Lease: means any lease the obligation for rentals with respect to which is required to be capitalized on a balance sheet of the lessee in accordance with generally accepted accounting principles.

     CERCLA:  the Comprehensive Environmental Response,
     Compensation and Liability Act of 1980, as amended from time to time.

     Closing Date:  Section 1.02.

     Consolidated Funded Debt: at any date, means the aggregate amount of Funded Debt of the Company and all of its Subsidiaries at such date, determined on a consolidated basis, but excluding indebtedness if owed or guaranteed by a Subsidiary to the Company or any other Subsidiary or by the Company to a Subsidiary.

     Consolidated Net Income: for any period, means net earnings after income taxes of the Company and each Restricted
     Subsidiary (only for the period during which it is a Restricted Subsidiary) and BHC, determined on a consolidated basis, excluding:

          (1) any extraordinary or unusual items, including, without limitation, any gain arising from any write-up of assets and loss from any write-off of assets; and

          (2) net earnings of any Person prior to becoming a Restricted Subsidiary.

     Consolidated Net Worth: at any date, means the sum of the consolidated capital, surplus and retained earnings accounts of the Company, its Restricted Subsidiaries and BHC, as

                                 22.

     determined in accordance with generally accepted accounting principles.

     Consolidated Total Capitalization: at any date, means the sum of the Consolidated Funded Debt and Consolidated Net Worth.

     Consolidated Total Assets: at any date, means the aggregate amount of assets of the Company, BHC and Restricted
     Subsidiaries at such date, determined on a consolidated basis in accordance with generally accepted accounting principles.

     Current Debt: with respect to any Person at any date, means all liabilities for borrowed money at such date (including, without limitation, all obligations under Capital Leases), all liabilities secured by any Lien existing on Property owned by that Person (whether or not those liabilities have been assumed), and the aggregate amount of guaranties by such Person of all such liabilities of other Persons, which, in any such case, are payable on demand or within one year from their creation, or are (without duplication) liabilities constituting principal payments due within one year from the date of determination on indebtedness for borrowed money expressed to mature more than one year from the date of its creation, except any liabilities which are renewable or extendible at the option of the debtor to a date more than one year from the date of creation thereof.

     Debt:  at any date, means the aggregate of Current Debt plus
     Funded Debt at such date.

     Designated Real Property: means that property, consisting of approximately 2,100 acres of unimproved real property, designated in Attachment G hereto and determined by the Company not to be needed for utility operations.

     Distribution:  means:

          (1) dividends or other distributions in respect of capital stock of the Company (except distributions in such stock); and

          (2) the redemption or acquisition of such stock or of warrants, rights or other options to purchase such stock (except (a) when solely in exchange for such stock, and (b) mandatory or optional sinking fund redemptions of the preferred stock of the Company or any Restricted Subsidiary);

     in each case valued at the fair market value of the Property being dividended, distributed, or otherwise transferred as a Distribution.


                                   23.

               Environmental Laws: means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders), relating to public health and safety and protection of the environment.

     ERISA:  Section 4.15.

     Event of Default:  Section 5.01.

     Form 10-K: means the Annual Report on Form 10-K of the Company for the year ended December 31, 1992, together with the Quarterly Report on Form 10-Q of the Company for the quarter ended September 30, 1993, each as filed with the Securities and Exchange Commission.

     Funded Debt: with respect to any Person at any date, means without duplication:

          (1) its liabilities for borrowed money at such date, other than Current Debt; and

          (2) any Capital Lease obligation at such date, other than Current Debt.

     Guaranty: with respect to any Person, means all guaranties of, and all other obligations which in effect guaranty, any Funded Debt of any other Person (the "primary obligor") in any manner (except those which, in effect, guarantee any indebtedness or the obligation of the Company or any Restricted Subsidiary), including obligations incurred through an agreement, contingent or otherwise, by such Person:

          (1) to purchase such Funded Debt or any Property constituting security therefor;

          (2) to advance or supply funds for the purchase or payment of such Funded Debt; or

          (3) to lease Property, or to purchase Securities or other Property or services, primarily for the purpose of assuring the owner of such Funded Debt of the ability of the primary obligor to make payment of the Funded Debt;

     but excluding endorsements in the ordinary course of business of negotiable instruments for deposit or collection.

     The amount of any Guaranty shall be deemed to be the outstanding principal amount of such Funded Debt.


                                24.

     Hazardous Material: means any of the following (i) any "hazardous substance" as defined by CERCLA; (ii) any "hazardous waste" as defined by RECRA; (iii) any petroleum product; or (iv) any pollutant or contaminent or hazardous, dangerous or toxic chemical material or substance within the meaning of any other Environmental Law.

     Lien: means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether the interest is based on common law, statute or contract (including the security interest lien arising from a mortgage, deed of trust, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes). The term "Lien" shall not include minor reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions and other minor title exceptions affecting Property, provided that they do not constitute security for a monetary obligation, and shall not include negative pledge or other agreements restricting Liens. For the purposes of this Agreement, the Company or a Restricted Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes, and such retention or vesting shall be deemed to be a Lien.

     Make Whole Premium Amount: at any time with respect to Notes or portions thereof being prepaid prior to maturity, means a premium equal to the excess, if any, of the Present Value of the Outstanding Dollar Years of the amount being so prepaid over such amount as of the date of prepayment. The Make Whole Premium Amount shall in no event be less than zero.

     Notes:  Section 1.01.

     PBGC:  Section 4.15.

     Pension Plan:  Attachment C.

     Person: means an individual, partnership, corporation, trust or unincorporated organization, and a government or a governmental agency or political subdivision.

     Present Value of the Outstanding Dollar Years: at any time with respect to Notes or portions thereof being prepaid prior to maturity, means the amount calculated by discounting all remaining scheduled payments of principal and interest thereon from the scheduled due date to the date of prepayment, in accordance with accepted financial practice and at a discount factor (applied on a semiannual basis) equal to the sum of

                                25.

     (i) the Treasury Constant Yield with respect to such remaining scheduled payments of principal, plus (ii) fifty (50) basis points.

     Property: means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

     RECRA:  means the Resource Conservation and Recovery Act, 42
     U.S.C. sec. 6901, et seq., as amended from time to time.

     Registered Notes:  Section 1.01.

     Restricted Investments: means all Property, including all investments in any Person whether by acquisition of stock, indebtedness, other obligation or Security, or by loan, advance, capital contribution, or otherwise, except:

           (1) investments in the Company or one or more
               Restricted Subsidiaries or any Person who immediately after such investment becomes a Restricted Subsidiary;

           (2) direct obligations of the United States of America, or any of its agencies or obligations fully guaranteed by the United States of America, provided that such obligations mature within one year from the date acquired;

           (3) certificates of deposit or repurchase agreements maturing within one year from the date acquired and issued by banks or trust companies organized under the laws of the United States or any of its states having combined capital and surplus greater than $250 million;

           (4) commercial paper and taxable or tax-exempt instruments having either of the two highest ratings by Moody's Investors Service, Inc. or
               Standard and Poor's Corporation and maturing within one year from the date acquired;

           (5) instruments maturing after one year from the date acquired and having either of the two highest ratings by Moody's Investors Service, Inc. or Standard & Poor's Corporation, provided such instruments have either a "put" or rate reset feature recurring not less often then annually;

           (6) investments in the debt obligations of or loans to Affiliates;

                                    26.

           (7) acquisition or ownership of stock or Securities received in settlement of Debt or other obligations owing to the Company or any Restricted Subsidiary;

           (8) investments in and loans to entities other than Restricted Subsidiaries in an annual amount not to exceed $500,000;

           (9) Property to be used by the Company or its Restricted Subsidiaries in the ordinary course of business; and

          (10) current assets arising from the sale of goods and services by the Company or its Restricted
               Subsidiaries in the ordinary course of business.

     The amount of any Restricted Investment shall be valued at its net book value.

     Restricted Subsidiary:  means any Subsidiary,

           (1) organized under the laws of the United States, Puerto Rico, or Canada, or a jurisdiction thereof;

           (2) which conducts substantially all of its business and has substantially all of its Property within the United States and Canada;

           (3) a majority of each class of common stock of which is legally and beneficially owned by the Company and its Restricted Subsidiaries; and

           (4) designated as a Restricted Subsidiary on Attachment H hereto. A Subsidiary may be subsequently designated as a Restricted Subsidiary by the Company if no Event of Default would occur as a result of such designation.

     A Restricted Subsidiary may subsequently be designated by the Company as an Unrestricted Subsidiary if (a) no Event of Default would occur as a result of such designation; and
     (b) at least $1.00 of additional Funded Debt could be incurred by the Company and its remaining Restricted Subsidiaries immediately thereafter without violating the restrictions of
     Section 4.01.

     Security: shall have the same meaning as in Section 2(1) of the Act.

     Subsidiary: means a corporation in which the Company owns, directly or indirectly, 50% or more of the Voting Stock which enables it ordinarily, in the absence of contingencies, to

                               27.

     elect a majority of the corporate directors (or Persons performing similar functions) ("Voting Stock"), except SRK Holding, Inc. and corporations (other than Industrial and Environmental Analysts, Inc. - New Jersey, Industrial and Environmental Analysts, Inc. - Illinois, and Industrial and Environmental Analysts, Inc. - Connecticut, division of YWC, Inc.) in which SRK Holding, Inc. owns, directly or indirectly, 50% or more of the Voting Stock.

     Treasury Constant Yield: means the yield to maturity implied by the Treasury Constant Maturity Series yields reported (for the latest day for which such yields shall have been so reported as of the Business Day next preceding the date of payment with respect to any Notes or portions thereof being paid prior to maturity) in Federal Reserve Statistical
     Release H.15 (519) (or any comparable successor publication) for actively traded United States Treasury securities having a constant maturity equal to the remaining weighted average life to final maturity (calculated in accordance with accepted financial practice) of the Notes or portions thereof being prepaid as of such date. Such implied yield shall be determined (i) by calculating the remaining average life to final maturity of the Notes or portions thereof being prepaid rounded to the nearest one-twelfth year, and (ii) if necessary, by interpolating linearly between Treasury Constant Maturity Series yields.

     Unrestricted Subsidiary: means SRK Holding Inc. and corporations (other than Industrial and Environmental Analysts, Inc. - New Jersey, Industrial and Environmental Analysts, Inc. - Illinois, and Industrial and Environmental Analysts, Inc. - Connecticut, division of YWC, Inc.) in which SRK Holding, Inc. owns, directly or indirectly, 50% or more of the Voting Stock, any Utility Subsidiary or any other Subsidiary which is not at the time a Restricted Subsidiary.

     Utility Subsidiary: means BHC, Stamford Water Company and any other utility company which becomes a Subsidiary whose rates are regulated by state or federal regulatory agencies.

     Voting Stock: means Securities, the holders of which are ordinarily, in the absence of contingencies, entitled to elect the corporate directors (or persons performing similar functions) irrespective of whether or not, at the time, stock of any other class or classes shall have or might have special voting powers or rights by reason of the happening of any contingency.

                                  28.

6.02 Accounting Principles

     The character or amount of any asset or liability or item of income or expense required to be determined under this Agreement and each consolidation or other accounting computation required to be made under this Agreement shall be determined or made in accordance with generally accepted accounting principles at the time in effect, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

6.03 Directly or Indirectly

     Where any provision in this Agreement refers to any action which any Person is prohibited from taking, the provision shall be applicable whether the action is taken directly or indirectly by such Person, including actions taken by, or on behalf of, any partnership in which such Person is general partner, and all liabilities of such partnerships shall be considered liabilities of such Person under this Agreement.

6.04 Governing Law

     This Agreement and the Notes shall be governed by and construed in accordance with the internal laws of the State of Connecticut, without reference to principles of conflict of laws.

6.05 Rank

     The Notes shall rank pari passu with any and all of the Company's unsecured obligations to any financial institutions outstanding as of the Closing Date that are not specifically made subordinate to the Notes.

6.06 Section Headings and Table of Contents

     The title of the Sections and the Table of Contents appear as a matter of convenience only, do not constitute a part of this Agreement and shall not affect the construction hereof.


SECTION 7.  PURCHASER'S SPECIAL RIGHTS

7.01 Direct Payment

     The Company agrees that, notwithstanding any provision in this Agreement or the Notes to the contrary, it will pay all sums becoming due to any institutional holder of Notes by crediting the account of such holder before 12:00 noon, New York time, in the manner provided in Attachment A or, in the event payment in such manner is not possible as a result of the failure of the federal funds bank wire transfer system or other circumstances outside the

                            29.

Company's control, in any other commercially reasonable manner consistent with the terms of this Agreement as such holder may designate to the Company in writing (without presentment of or notation on the Notes) upon notification of such failure or such other circumstances by the Company. Any holder of Notes which elects the benefit of this Section agrees that in the event of a transfer of its Notes (a) a notation will be made thereon prior to such transfer of all principal, if any, paid on its Notes, and the date to which interest has been paid, and (b) notice will be given to the Company of the name and address of the transferee of the transferred Notes.

7.02 Issue Taxes

     The Company will pay all taxes, if any, in connection with the issuance and sale of the Notes (other than taxes based on income) and in connection with any modification of the Notes and will save you harmless against any and all liabilities relating to such taxes, including any interest and penalties assessed or asserted in connection therewith. The obligations of the Company under this
Section 7.02 shall survive the transfer, payment or redemption of the Notes and the termination of this Agreement.

7.03 Registration of Notes

     The Company will cause to be kept a register for the registration and transfer of Registered Notes. The names and addresses of the holders of Registered Notes, and all transfers of and the names and addresses of the transferees of Registered Notes, will be registered in the register. The Person in whose name any Registered Note is registered shall be deemed and treated as the owner and holder thereof for all purposes of this Agreement, and the Company shall not be affected by any notice or knowledge to the contrary.

7.04 Exchange of Notes

     Upon surrender of any Note to the Company, the Company, upon request, will execute and deliver at its expense (except as provided below) new Notes, in denominations of at least $50,000 (except as may be necessary to reflect any principal amount not evenly divisible by $50,000), in an aggregate principal amount equal to the outstanding principal amount of the surrendered Note. Each new Note shall be payable to any holder as the surrendering holder may request and shall be a Registered Note. Each new Note shall be dated and bear interest from the date to which interest has been paid on the surrendered Note or dated the date of the surrendered Note if no interest has been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any transfer.


                               30.

7.05 Replacement of Notes

     Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note, and

     (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of the Note is an institutional holder, its own agreement of indemnity shall be deemed to be satisfactory), or

     (b) in the case of mutilation, upon surrender and cancellation of the Note,

the Company at its expense will execute and deliver a new Note, dated and bearing interest from the date to which interest has been paid on the lost, stolen, destroyed or mutilated Note or dated the date of the lost, stolen, destroyed or mutilated Note if no interest has been paid thereon.


SECTION 8.  MISCELLANEOUS

8.01 Notices

     (a) All notices and other communications under this Agreement or under the Notes will be in writing and will be mailed by first class mail, postage prepaid:

          (i) if to you, in the manner provided in Attachment A or in any other manner as you may have most recently advised the Company in writing, or

          (ii) if to the Company, at its address shown at the beginning of this Agreement, or at any other address as it may have most recently furnished in writing to you and to all other holders of the Notes.

     (b) Any notice so addressed and mailed by registered or certified mail shall be deemed to be given when so mailed. Any notice so addressed and otherwise sent or delivered shall be deemed to be given when actually received by the addressee.

8.02 Reproduction of Documents

     This Agreement and all related documents, including
(a) consents, waivers and modifications which may subsequently be executed, (b) documents received by you at the closing of your purchase of the Notes (except the Notes themselves), and

                               31.

(c) financial statements, certificates and other information previously or subsequently furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that any such reproduction shall, to the extent permitted by applicable law, be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not the reproduction was made by you in the regular course of business) and that any enlargement, facsimile or further reproduction of the reproduction shall likewise be admissible in evidence.

8.03 Purchase for Investment; ERISA

     (a) You represent to the Company that you are purchasing the Notes for your own account for investment or resale under Rule 144A adopted pursuant to the Act or on behalf of one or more separate accounts over which you have sole investment discretion and with no present intention of distributing any of the Notes, but without prejudice to your right at all times to sell or otherwise dispose of all or part of the Notes under an effective registration statement under the Act and any applicable securities laws of the several states, as amended, or under a registration exemption available under the Act or those laws, provided however, that nothing contained herein shall be construed as creating an obligation upon the Company to register any of the Notes under the Act or such laws.

     (b) You further represent that either: (i) no part of the funds to be used by you to purchase the Notes constitutes assets allocated to any "separate account" (as defined in Section 3 of ERISA) maintained by you; or (2) no part of the funds to be used by you to purchase the Notes constitutes assets allocated to any "separate account" (as defined in Section 3 of ERISA) maintained by you such that the application of such funds constitutes a prohibited transaction under Section 406 of ERISA.


8.04 Successors and Assigns

     This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including without limitation the holder of any Note, except that your obligation to purchase the Notes (as provided in Section 1.02) shall be a right which is personal to the Company and such right shall not be transferable or assignable by the Company to any other Person (including successors at law) whether voluntarily or involuntarily. The provisions of this Agreement are intended to be

                             32.

for the benefit of all holders, from time to time, of the Notes, and shall be enforceable by any holder, whether or not an express assignment of rights under this Agreement has been made by you or your successor or assign.

8.05 Amendment and Waiver; Acquisition of Notes

     (a) Amendment and Waiver. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company and the holders of at least 66-2/3% of the outstanding principal amount of the Notes (exclusive of Notes then owned by the Company, Restricted Subsidiaries and Affiliates), provided that no amendment or waiver of any of the provisions of Sections 1, 7 and Attachments C and D shall be effective as to any holder of the Notes unless consented to by such holder in writing, and provided further, that no amendment or waiver shall, without the written consent of the holders of all the outstanding Notes, (1) subject to Section 5.02(b), change the amount or time of any prepayment, payment of principal or premium or the rate or time of payment of interest, (2) amend Section 5, or (3) amend this
          Section 8.05(a). Executed or complete and correct copies of any amendment or waiver effected pursuant to the provisions of this Section 8.05(a) shall be delivered by the Company to each holder of outstanding Notes promptly following the date on which the same shall become effective.

     (b) Acquisition of Notes. Neither the Company nor any Restricted Subsidiary nor any Affiliate will, directly or indirectly, acquire or make any offer to acquire any Notes unless the Company or such Restricted Subsidiary or Affiliate shall contemporaneously offer to acquire Notes, pro rata, from all holders of the Notes and upon the same terms.

8.06 Duplicate Originals

     Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.

8.07 Payments Due on Holidays

     If any payment due on, or with respect to, any Note shall fall due on a day other than a Business Day, then such payment shall be made on the first Business Day following the day on which such payment shall have so fallen due, without the payment of any additional interest or penalty.

                               33.

     If this Agreement is satisfactory to you, please so indicate by signing the acceptance at the foot of a counterpart of this Agreement and return a counterpart to the Company, whereupon this Agreement will become binding between us in accordance with its terms.

                               Very truly yours,

                               AQUARION COMPANY


                                By     /s/Janet M. Hansen
                                  -----------------------------
                                Title:  Vice President and Chief
                                        Financial Officer



ACCEPTED:

NATIONWIDE LIFE INSURANCE COMPANY


By   /s/Jeffrey G. Milburn
  --------------------------------
  Title: Vice President
         Corporate Fixed-Income Securities



























[b:NOTEAGT][AQUARION93#1]
/dlh

                                             ATTACHMENT A


                   PAYMENT AND COMMUNICATIONS


Nationwide Life Insurance Company...............................$10,000,000



     In the case of all payments on account of the Notes in
accordance with Section 7.01, by:

     (a) crediting (in the form of federal funds bank wire transfer) its Account No. 1000-52-9588 in:

                    Society National Bank/Cleveland
                    900 Euclid Avenue
                    Cleveland, Ohio 44101
                    ABA No. 041001039

          For the account of Nationwide Life Insurance Company; and


     (b) providing sufficient information with such wire transfer to identify the Notes, including interest rate and maturity date, the sender of the funds and the reason for such payment, and the allocation of the payment between principal and interest;

     In the case of all notices in respect of payment and all responses to requests for confirmation of outstanding balances:

               Nationwide Life Insurance Company
               One Nationwide Plaza (1-32-09)
               Columbus, Ohio 43215-2220
               Attention:  Corporate Money Management

     In the case of all other communications:

               Nationwide Life Insurance Company
               One Nationwide Plaza (1-33-07)
               Columbus, Ohio 43215-2220
               Attention:  Corporate Fixed-Income Securities

                                                   ATTACHMENT B



                        AQUARION COMPANY

              5.95% Senior Note due January 4, 1999



No.___________                            Bridgeport, Connecticut

$_____________                                  January ___, 1994



     Aquarion Company, a Delaware corporation (the "Company"), for value received, hereby promises to pay to ____________________ or registered assigns the principal sum of ____________ Dollars ($________) on January 4, 1999 and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal balance hereof from the date of this Note at the rate of 5.95% per annum, semi-annually on the first day of July and the first day of January each year, commencing on July 1, 1994, until the principal amount hereof shall become due and payable; and to pay on demand interest on any overdue principal (including any overdue prepayment of principal) and premium, if any, and (to the extent permitted by applicable law) on any overdue payment of interest, at the rate of 6.95% per annum; and to pay any Make Whole Premium Amount required as specified in the Agreement (as defined below).

     Payments of principal, premium, if any, and interest shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts by check mailed and addressed to the registered holder hereof at the address shown in the register maintained by the Company for such purpose, or, at the option of the holder hereof, in such manner and at such other place in the United States of America as the holder hereof shall have designated to the Company in writing in accordance with the terms of the Agreement.

     This Note is one of an issue of Notes of the Company issued in an aggregate principal amount limited to $10,000,000 pursuant to the Company's Note Agreement with ____________________, dated as of January ___, 1994 (the "Agreement"), and is entitled to the bene-fits thereof and is subject to the resale restrictions contained therein. As provided in such Agreement, this Note is subject to prepayment, in whole or in part, with a premium as specified in said Agreement. The Company agrees to make required payments on account of said Notes in accordance with the provisions of said Agreement.

     The Notes are issuable as registered Notes and are transferable only by surrender thereof at the principal office of the Company in Bridgeport, Connecticut, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or his attorney duly authorized in writing.

     Under certain circumstances, as specified in said Agreement, the principal of this Note may be declared due and payable in the manner and with the effect provided in said Agreement.

     This Note and said Agreement are governed by and construed in accordance with the internal laws of the State of Connecticut, without reference to principles of conflict of laws.


                                 AQUARION COMPANY

(Corporate Seal)
                                 By_________________________
                                   Its

                                                   ATTACHMENT C


                 WARRANTIES AND REPRESENTATIONS



     The Company warrants and represents to you that:


C.1  FULL DISCLOSURE

     The Agreement does not, and the Form 10-K and any financial statement or other written material furnished or delivered to you in connection with the offering of the Notes did not, as of the respective dates thereof, contain any untrue statement of a material fact or omit a material fact necessary to make the information contained therein or herein not misleading. There is no fact which the Company has not disclosed to you in writing that has materially and adversely affected or, so far as the Company can now foresee, will materially and adversely affect the ability of the Company to perform the Agreement. Since December 31, 1991, there has been no change that has materially and adversely affected the Property, business, profits or condition (financial or otherwise) of the Company, BHC and its Restricted Subsidiaries, taken as a whole, the rates to be charged by BHC or the valuation of BHC's Property for rate-making purposes.


C.2  CORPORATE ORGANIZATION AND AUTHORITY

     (a)  The Company and each Restricted Subsidiary,

          (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

          (ii) has all requisite power and authority and all necessary franchises, licenses, rights and permits to own and operate its Properties and to carry on its business as now conducted and, with respect to the Company, as presently proposed to be conducted; and

         (iii) has duly qualified and is authorized to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its Properties or the nature of its activities makes such qualification necessary.

C.3  LEGAL AND AUTHORIZED SALE

     The sale of the Notes by the Company, the execution and delivery of this Agreement and the Notes and compliance by the Company and each Restricted Subsidiary with all of the provisions of the Agreement and of the Notes:

     (a) are within the corporate powers of the Company and each Restricted Subsidiary; and

     (b) are legal and authorized by all necessary corporate proceedings on the Company's part and will not conflict with, result in any breach of any of the provisions of, constitute a default or violation of, or result in the creation of any Lien upon any Property of the Company, BHC or any Restricted Subsidiary (other than Liens permitted by Section 4.02) under, the provisions of any agreement, charter instrument, bylaw or other instrument to which the Company, BHC or any Restricted Subsidiary is a party or by which any of them or their respective Properties may be bound. The Agreement and the Notes (when issued hereunder for value) will each constitute a legal, valid and binding obligation of the Company enforceable in accordance with its terms (subject to general equitable principles and to applicable bankruptcy, reorganization, insolvency and similar laws).


C.4  NO DEFAULTS

     No event has occurred and no condition exists which, upon the issue of the Notes, would constitute an Event of Default or any other violation of the Agreement or any other agreement or instrument to which the Company, BHC or any Restricted Subsidiary is a party or by which it may be bound (except as may otherwise be provided with respect to Funded Debt in Section 5.01(d)). Neither the Company, BHC nor any Restricted Subsidiary is in violation of any term of any agreement, charter instrument, bylaw or other in-strument to which it is a party or by which it or any of its Property may be bound which might materially and adversely affect the Property, business, franchises, prospects, profits or condition (financial or otherwise) of the Company and its Restricted Subsidiaries, taken as a whole, the rates to be charged by BHC or the valuation of BHC's Property for rate-making purposes, or the ability of the Company to perform this Agreement or the Notes.


C.5  GOVERNMENTAL CONSENT

     Neither the nature of the Company, BHC or of any Restricted
Subsidiary, or of any of their respective Property or businesses, nor any relationship between the Company, BHC or any Restricted

                               2.

Subsidiary and any other Person, nor any circumstance in connection with the offer, issue, sale or delivery of the Notes or execution, delivery and performance of the Agreement is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any governmental authority on the part of the Company, BHC or any Restricted Subsidiary or Affiliate in connection with the execution, delivery and performance of the Agreement or the offer, issue, sale or delivery of the Notes.


C.6  USE OF PROCEEDS

     The Company will use the proceeds from the sale of the Notes to redeem the principal amount of the Company's $10,000,000 8.50%
Senior Notes due January 1, 1994, and for other general corporate purposes.

     None of the transactions contemplated in the Agreement (including the use of the proceeds from the sale of the Notes) will result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any related regulations, including Regulations G, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. Neither the Company, BHC nor any Restricted Subsidiary owns or intends to carry or purchase any "margin security" within the meaning of said Regulation G, including margin securities originally issued by it, with the proceeds from the sale of the Notes. None of the proceeds from the sale of the Notes will be used to purchase or carry (or refinance any borrowing the proceeds of which were used to purchase or carry) any "margin security" within the meaning of the Securities Exchange Act of 1934, as amended.


C.7  PRIVATE OFFERING

     Neither the Company nor Smith Barney Shearson, Inc. (the only Person authorized or employed by the Company as agent, broker, dealer or otherwise in connection with the offering or sale of the Notes or any similar Security of the Company) has offered any of the Notes or any similar Security of the Company for sale to, or solicited offers to buy any thereof from, or otherwise approached or negotiated with respect thereto with, any prospective purchaser, other than you. The Company agrees that neither the Company nor anyone acting on its behalf will offer any Notes or any similar Security for issue or sale to, or solicit any offer to acquire any of the same from, anyone so as to bring the issuance and sale of the Notes within the provisions of Section 5 of the Act. The Company agrees that, within a period of six months after the Closing Date, it will not issue any Securities similar to the Notes in a manner which would cause the Notes to be considered to be part of a public offering of securities within the meaning of the Act.


                                 3.

C.8  PENDING LITIGATION

     Except as specifically disclosed in the Form 10-K, there are no claims, actions or administrative proceedings pending, or to the knowledge of the Company, BHC or any Restricted Subsidiary, threatened against or affecting the Company, BHC or any Restricted Subsidiary in any court or before any governmental authority or arbitration board or tribunal which might materially and adversely affect the Property, business, franchises, prospects, profits or condition (financial or otherwise) of the Company and its Restricted Subsidiaries, taken as a whole, the rates to be charged by BHC or the valuation of BHC's Property for rate-making purposes, or the ability of the Company to perform this Agreement or the Notes. Neither the Company, BHC nor any Restricted Subsidiary is in default with respect to any order of any Court or governmental authority or arbitration board or tribunal.


C.9  TAXES

     Neither the Company, BHC nor any Restricted Subsidiary has outstanding and due and payable any taxes, assessments, governmental charges or levies upon it, or its income, profits, or Property (except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside), which might materially and adversely affect the Property, business, franchises, prospects, profits or condition (financial or otherwise) of the Company or any Restricted Subsidiary, the rates to be charged by BHC or the valuation of BHC's Property for rate-making purposes, or the ability of the Company to perform this Agreement or the Notes.


C.10  COMPLIANCE WITH LAW

     (a)  Neither the Company, BHC nor any Restricted Subsidiary:

          (i) is in violation of any laws, ordinances, governmental rules or regulations to which it is subject; or

          (ii) has failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its Property or to the conduct of its business,

          which violation or failure to obtain might materially and adversely affect the Property, business, franchises, prospects, profits, or condition (financial or otherwise) of the Company and its Restricted Subsidiaries, taken as a whole, the rates to be charged by BHC or the valuation of BHC's Property for rate-making purposes, or the

                                   4.

          ability of the Company to perform this Agreement or the Notes.

     (b) Neither the Company, BHC nor any of the Restricted Subsidiaries is in violation in any material respect of any applicable zoning ordinances or any applicable state and federal Environmental Laws, health or safety statutes or regulations, including, without limitation, the Occupational Safety and Health Act of 1970, laws and regulations establishing quality criteria and standards for air, water, land and toxic wastes and regulations promulgated under RECRA, and, to its knowledge after due inquiry, has not acquired, incurred or assumed, directly or indirectly, any material contingent liability in connection with the release of any toxic or Hazardous Material into the environment, which violation or failure to obtain might materially and adversely affect the Property, business, franchises, prospects, profits, or condition (financial or otherwise) of the Company and its Restricted Subsidiaries, taken as a whole, the rates to be charged by BHC or the valuation of BHC's Property for rate-making purposes, or the ability of the Company to perform this Agreement or the Notes.

     (c)  Neither the Company, BHC nor any of the Restricted
          Subsidiaries is the subject of any evaluation under CERCLA, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. secs. 9601 et seq.


C.11  ERISA

     (a) Relationship of Vested Benefits to Pension Plan Assets. The present value of all benefits vested under all "employee pension benefit plans," as such term is defined in Section 3 of ERISA, maintained by the Company and any other corporation or other trade or business under common control with the Company as determined under
          Section 414(c) of the Internal Revenue Code of 1986, as amended (a "Common Control Entity"), as from time to time in effect (herein called the "Pension Plans"), did not, as of December 31, 1991, the last annual valuation date, exceed the value of the assets of the Pension Plans allocable to such vested benefits.

     (b) Prohibited Transactions. Neither the Company, any Common Control Entity nor any of the Pension Plans or any trusts created thereunder, nor any trustee or administrator thereof, has engaged in a "prohibited transaction," as such term is defined in Section 4975 of the Internal Revenue Code of 1986, as amended, or described in
          Section 406 of ERISA, which could subject the Company,

                                    5.

          any Common Control Entity, the Pension Plans, or any of them, any such trust, or any trustee or administrator thereof, or any party dealing with the Pension Plans or any such trust to the tax or penalty on prohibited transactions imposed by said Section 4975 or by
          Section 502(i) of ERISA. The issuance, sale and delivery of the Notes by the Company hereunder will not involve any "prohibited transaction" within the meaning of
          Section 4975 of the Internal Revenue Code of 1986, as amended, or ERISA.

     (c) Reportable Events. Neither any of the Pension Plans nor any such trusts have been terminated, nor have there been any "reportable events," as that term is defined in
          Section 4043 of ERISA, since the effective date of ERISA. The Company has not at any time made, and is not obligated to make, contributions to any Multiemployer Plan (as defined in Section 3(37) of ERISA).

     (d) Accumulated Funding Deficiency. Neither any of the Pension Plans nor any such trusts have incurred any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA (whether or not waived), since the effective date of ERISA.

     (e)  List of Benefit Plans.   The Company has delivered to you
          a complete and correct list of (i) all employee benefit plans with respect to which the Company or any Common Control Entity is a party in interest, and (ii) all employee benefit plans with respect to which the Company's or an Affiliate's securities are "employer securities" within the meaning of Section 407(d)(1) of ERISA. As used in this Section C.11, the terms "employee benefit plans" and "party in interest" shall have the respective meanings assigned to such terms in Section 3 of ERISA, and the term "affiliate" shall have the meaning assigned to such term in Section 407(d)(7) of ERISA.

                                 6.

                                                     ATTACHMENT D



                       CLOSING CONDITIONS


D.1  OPINIONS OF COUNSEL

     You shall have received from Wiggin & Dana, counsel for the Company, and Tyler Cooper & Alcorn, your special counsel, the closing opinions described in Attachments E and F, respectively.


D.2  WARRANTIES AND REPRESENTATIONS

     The warranties and representations contained in Attachment C shall (except as affected by transactions contemplated by the Agreement) be true in all material respects on the Closing Date with the same effect as though made on and as of that date.


D.3  COMPLIANCE WITH THIS AGREEMENT

     The Company shall have performed and complied with all agreements and conditions contained in the Agreement which are required to be performed or complied with by the Company before or at the closing.


D.4  OFFICERS' CERTIFICATE

     You shall have received a certificate dated the Closing Date and signed by the Senior Vice President, Chief Financial Officer and Treasurer of the Company, certifying that the conditions specified in Sections D.2 and D.3 have been fulfilled.


D.5  PROCEEDINGS SATISFACTORY

     All proceedings taken in connection with the sale of the Notes and all documents and papers relating thereto shall be satisfactory to you and your special counsel. You and your special counsel shall have received copies of such documents and papers as you or they may reasonably request in connection therewith or as a basis for your special counsel's closing opinion, all in form and substance satisfactory to you and your special counsel.


D.6  PRIVATE PLACEMENT NUMBER

     You shall have received evidence satisfactory to you of the acquisition of a Private Placement Number for the transactions contemplated by this Agreement, issued by the CUSIP Service Bureau of Standard & Poor's Corporation (in cooperation with the
Securities Valuation Office of the National Association of
Insurance Commissioners).



                                2.

                                                     ATTACHMENT E



        DESCRIPTION OF COMPANY COUNSEL'S CLOSING OPINION


     The closing opinion of Wiggin & Dana, counsel for the Company, which is called for by Section D.1 of Attachment D, shall be dated the Closing Date and addressed to you, shall be governed by and interpreted in accordance with the Legal Opinion Accord of the ABA Section of Business Law (1991), shall be satisfactory in form and substance to you, and shall be to the effect that:

     (1) Organization, Standing, Etc. of the Company - the Company is a duly incorporated and validly existing corporation in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to issue, sell and deliver the Notes and to carry on its business as now conducted and own and operate its Property as now owned and operated.

     (2) Agreement, Notes - the Agreement and the Notes being delivered to you at the closing have been duly authorized by all necessary corporate action on the part of the Company (no action by the stockholders of the Company being required by law, by the Company's Restated Certificate of Incorporation or Bylaws or otherwise), have been duly executed and delivered by the Company, and are legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms except as enforcement is subject to the effect of
          (i) any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law);

     (3) No Conflict with Charter, Bylaws or Other Agreements - the issue and sale of the Notes and compliance by the Company with the terms of the Notes and the Agreement will not conflict with, or result in any breach of any of the provisions of, or constitute a default under, or result in the creation or imposition of any Lien upon any of the Property of the Company pursuant to the provisions of the Restated Certificate of Incorporation or Bylaws of the Company, or, to the best of such counsel's knowledge after due inquiry, any material agreement or other instrument to which the Company is a party or by which it is bound;

     (4) Governmental Consent, Etc. - no consent, approval or authorization of, or filing, registration or qualification with, any federal or Connecticut or

          Delaware governmental authority is required on the part of the Company or any Restricted Subsidiary in connection with the execution, delivery and performance of the Agreement or the offer, issue, sale or delivery of the Notes; and

     (5) Exempted Offering - based upon the representations contained in Sections 8.03 of the Agreement and Section C.7 of Attachment C of the Agreement and upon such other inquiries as such counsel deems necessary and appropriate to render such opinion, the issuance, sale and delivery of the Notes under the circumstances contemplated by the Agreement are exempted transactions under the registration provisions of the Securities Act of 1933, as amended, and do not, under existing law, require the registration of the Notes under the Securities Act of 1933, as amended.


     Such opinion shall also cover such other matters incident to the transactions contemplated hereby as you or your special counsel may reasonably request.


                                2.

                                                     ATTACHMENT F




        DESCRIPTION OF SPECIAL COUNSEL'S CLOSING OPINION



     The closing opinion of Tyler Cooper & Alcorn, special counsel for you, which is called for by Section D.1 of Attachment D, shall be dated the Closing Date and addressed to you, shall be governed by and interpreted in accordance with the Legal Opinion Accord of the ABA Section of Business Law (1991), shall be satisfactory in form and substance to you, and shall cover the matters referred to in paragraphs 2, 3 and 5 of Attachment E (except that only the Restated Certificate of Incorporation and Bylaws shall be covered with respect to paragraph 3). Such opinion shall also state that based on such investigation and inquiry as deemed relevant and appropriate, the closing opinion of Company counsel delivered pursuant to Section D.1 of Attachment D is satisfactory in scope and form to your special counsel and that in their opinion you are justified in relying thereon, and shall cover such other matters relating to the sale of the Notes as you may reasonably request.

     Such opinion may rely on the closing opinion of Company counsel delivered pursuant to Section D.1 of Attachment D.